Exhibit 99.1

FOR IMMEDIATE RELEASE

Perini Corporation Announces Q2 2006 Results

  Q2 net income of $4.6 million
  Year-to-date net income of $12.7 million; diluted EPS of $0.46 per share
  Record backlog of $9.0 billion

Framingham, MA – August 8, 2006 – Perini Corporation (NYSE: PCR), a leading building, civil construction and construction management company, today reported results for the second quarter ended June 30, 2006.

Second Quarter Results
Net income was $4.6 million for the second quarter of 2006, as compared to second quarter net income of $6.5 million in 2005. Diluted earnings per common share were $0.16 for the second quarter of 2006, as compared to $0.24 for the second quarter of 2005. The second quarter of 2006 results were impacted by an $8.6 million charge (or $0.20 per diluted share) related to stock-based compensation expense resulting from restricted stock units granted in April 2006.

Revenues from construction operations were $712.5 million for the second quarter of 2006, compared to revenues of $378.4 million reported for the second quarter of 2005. The increase in revenues is due primarily to the addition of Rudolph and Sletten, and to an increased volume of work in the building segment’s hospitality and gaming market as a result of the significant new contract awards received in the latter half of 2005.

Robert Band, President and Chief Operating Officer, stated that, “We are pleased to report a profitable performance for the second quarter of 2006. Our backlog of $7.9 billion entering 2006 is converting to revenue as expected. In addition, we have added new work to our backlog during 2006 at a faster pace than our revenue burn-off, resulting in an all-time record backlog of $9.0 billion at June 30, 2006.”

Six Month Results
For the first six months of 2006, net income was $12.7 million, as compared to $12.0 million for the first six months of 2005. Diluted earnings per common share were $0.46 for the first six months of 2006, as compared to $0.44 for the first six months of 2005. Net income for the first six months of 2006 was impacted by the $8.6 million charge (or $0.20 per diluted share) related to stock-based compensation expense resulting from restricted stock units granted in April 2006.

Revenues from construction operations were $1,325.2 million for the first six months of 2006, compared to revenues of $749.9 million for the first six months of 2005. The increase in revenues is due primarily to the addition of Rudolph and Sletten, and to an increased volume of work in the building segment’s hospitality and gaming market as a result of the significant new contract awards received in the latter half of 2005.

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August 8, 2006                                                                 Perini Q2 Results                                                                 Page 2

Backlog at $9.0 Billion
The backlog of uncompleted construction work at June 30, 2006 was an all-time record $9.0 billion, a 14% increase from the previous all-time record backlog of $7.9 billion reported at December 31, 2005. The June 30, 2006 backlog includes new contract awards added during the second quarter of 2006 totaling $1.8 billion, including the addition of a total of approximately $1.1 billion of additional work at the MGM Project CityCenter and The Cosmopolitan Resort and Casino in Las Vegas. In addition, we added to backlog during the second quarter of 2006 $179 million of school construction work in Florida, $37 million in new task orders for work in Iraq, and approximately $400 million of various new awards at Rudolph and Sletten, most notably the $296 million El Camino Hospital in Mountain View, California.

Financial Condition Remains Strong in 2006
The Company’s financial condition remained strong at June 30, 2006. Working capital increased from $153.3 million at December 31, 2005 to $161.9 million at June 30, 2006. The Company’s solid base of shareholders’ equity totaling $200.3 million at June 30, 2006 is available and sufficient to support Perini’s substantial backlog.

Outlook
Looking ahead to the remainder of 2006, the Company reaffirms its guidance for 2006 revenues in the range of $2.6 to $2.8 billion and its diluted earnings per share guidance in the range of $1.00 to $1.10.

About Perini Corporation
Perini Corporation is a leading construction services company offering diversified general contracting, construction management and design-build services to private clients and public agencies throughout the world. We have provided construction services since 1894 and have established a strong reputation within our markets by executing large complex projects on time and within budget while adhering to strict quality control measures.

We offer general contracting, pre-construction planning and comprehensive project management services, including the planning and scheduling of the manpower, equipment, materials and subcontractors required for a project. We also offer self-performed construction services including sitework, concrete forming and placement and steel erection. We are known for our hospitality and gaming industry projects, sports and entertainment, educational, transportation, healthcare, biotech, pharmaceutical and high-tech facilities, as well as large and complex civil construction projects and construction management services to U.S. military and government agencies.

The statements contained in this Release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation, statements regarding the Company’s expectations, hopes, beliefs, intentions or strategies regarding the future. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to successfully and timely complete construction projects; the Company’s ability to convert backlog into revenue; the potential delay, suspension, termination, or reduction in scope of a construction project; the continuing validity of the underlying assumptions and estimates of total forecasted project revenues, costs and profits and project schedules; the outcomes of pending or future litigation, arbitration or other dispute resolution proceedings; the availability of borrowed funds on terms acceptable to the Company; the ability to retain certain members of management; the ability to obtain surety bonds to secure its performance under certain construction contracts; possible labor disputes or work stoppages within the construction industry; changes in federal and state appropriations for infrastructure projects; possible changes or developments in worldwide or domestic political, social, economic, business, industry, market and regulatory conditions or circumstances; and actions taken or not taken by third parties, including the Company’s customers, suppliers, business partners, and competitors and legislative, regulatory, judicial and other governmental authorities and officials. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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August 8, 2006                                                                 Perini Q2 Results                                                                 Page 3

                                   Perini Corporation (NYSE)
                         Summary of Consolidated Earnings (Unaudited)
                                   (In Thousands of Dollars)

                                                              For the Three Months     For the Six Months
                                                                Ended June 30,           Ended June 30,
                                                            -----------------------  ------------------------
                                                              2006         2005         2006         2005
                                                            ----------  -----------  -----------  -----------
Construction Revenues:
  Building                                                  $ 586,650    $ 231,467   $ 1,070,372   $ 472,439
  Civil                                                        71,601       63,379      142,335      114,096
  Management services                                          54,211       83,538      112,518      163,402
                                                            ----------  -----------  -----------  -----------
TOTAL CONSTRUCTION REVENUES                                 $ 712,462    $ 378,384   $ 1,325,225   $ 749,937
                                                            ==========  ===========  ===========  ===========

Gross profit                                                $  37,016    $  24,496   $   69,338    $  47,168
General and administrative expenses                            28,543       12,939       46,414       26,272
                                                            ----------  -----------  -----------  -----------
Income from construction operations                             8,473       11,557       22,924       20,896
Other income (expense), net                                       250         (411)         673         (496)
Interest expense                                                 (920)        (299)      (1,867)        (673)
                                                            ----------  -----------  -----------  -----------
Income before income taxes                                      7,803       10,847       21,730       19,727
Provision for income taxes                                     (3,242)      (4,387)      (9,079)      (7,717)
                                                            ----------  -----------  -----------  -----------
NET INCOME                                                  $   4,561    $   6,460   $   12,651    $  12,010

Less:  Dividends accrued on Preferred Stock                       (68)        (297)        (166)        (594)
       Excess of fair value over carrying value upon redemption
          of Preferred Stock                                     (253)           -         (253)           -
                                                            ----------  -----------  -----------  -----------
Net income available for common stockholders                $   4,240    $   6,163   $   12,232    $  11,416
                                                            ==========  ===========  ===========  ===========

BASIC EARNINGS PER COMMON SHARE                             $    0.16    $    0.24   $     0.47    $    0.45
                                                            ==========  ===========  ===========  ===========

DILUTED EARNINGS PER COMMON SHARE                           $    0.16    $    0.24   $     0.46    $    0.44
                                                            ==========  ===========  ===========  ===========

Weighted average common shares outstanding:
  Basic                                                        26,182      25,345       26,137       25,316
  Effect of dilutive stock options, warrants and
     restricted stock units outstanding                           503         625          523          688
                                                            ----------  -----------  -----------  -----------
  Diluted                                                      26,685      25,970        26,660      26,004
                                                            ----------  -----------  -----------  -----------

                               Selected Balance Sheet Data (Unaudited)
                                      (In Thousands of Dollars)

                                                             June 30,         December 31,
                                                               2006               2005
                                                          ----------------   ---------------
          Total assets                                          $ 944,847         $ 915,256
          Working capital                                       $ 161,855         $ 153,335
          Long-term debt, less current maturities               $  35,633         $  39,969
          Stockholders' equity                                  $ 200,320         $ 183,175

Contact Information:

CCG Investor Relations
10960 Wilshire Boulevard, Suite 2050
Los Angeles, CA 90024
(310) 231-8600
Crocker Coulson, President

Perini Corporation
73 Mount Wayte Ave.
Framingham, MA 01701
(508) 628-2995
Michael Ciskey, Vice President &
  Chief Financial Officer

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